                                                                      Exhibit 6

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 26, 1999


                                      AMONG


                                AUTOGRILL, S.p.A.


                           AUTOGRILL ACQUISITION CO.,


                                       AND


                       HOST MARRIOTT SERVICES CORPORATION

                                TABLE OF CONTENTS

ARTICLE I. THE TENDER OFFER....................................................................1

1.1. THE OFFER.................................................................................1
1.2. SEC FILINGS...............................................................................3
1.3. COMPANY ACTION............................................................................4
1.4. COMPOSITION OF THE COMPANY BOARD..........................................................4

ARTICLE II. THE MERGER.........................................................................6

2.1. THE MERGER................................................................................6
2.2. CLOSING...................................................................................6
2.3. EFFECTIVE TIME............................................................................6
2.4. EFFECTS OF THE MERGER.....................................................................6
2.5. CERTIFICATE OF INCORPORATION..............................................................6
2.6. BYLAWS....................................................................................6
2.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION...........................................7
2.8. EFFECT ON CAPITAL STOCK...................................................................7
2.9. SURRENDER AND PAYMENT.....................................................................7

ARTICLE III. REPRESENTATIONS AND WARRANTIES...................................................10

3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................10
3.2. REPRESENTATIONS AND WARRANTIES OF PARENT.................................................19
3.3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................21

ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................22

4.1. COVENANTS OF THE COMPANY.................................................................22
4.2. COVENANTS OF PARENT AND MERGER SUB.......................................................24
4.3. ADVICE OF CHANGES; GOVERNMENT FILINGS....................................................24

ARTICLE V. ADDITIONAL AGREEMENTS..............................................................25

5.1. PREPARATION OF PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING.........................25
5.2. ACCESS TO INFORMATION....................................................................25
5.3. APPROVALS AND CONSENTS; COOPERATION......................................................26
5.4. ACQUISITION PROPOSALS....................................................................27
5.5. EMPLOYEE BENEFITS........................................................................28
5.6. FEES AND EXPENSES........................................................................28
5.7. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE......................................29
5.8. PUBLIC ANNOUNCEMENTS.....................................................................29
5.9. TAKEOVER STATUTES........................................................................30
5.10. EMPLOYEE STOCK OPTIONS..................................................................30
5.11. RIGHTS AGREEMENT........................................................................30
5.12. CREDIT AGREEMENT........................................................................30
5.13. DEBT TENDER.............................................................................30
5.14. LICENSE AGREEMENT.......................................................................30
5.15. FURTHER ASSURANCES......................................................................31

ARTICLE VI. CONDITIONS PRECEDENT..............................................................31

6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...............................31

ARTICLE VII. TERMINATION AND AMENDMENT........................................................31

7.1. TERMINATION..............................................................................31

7.2. EFFECT OF TERMINATION....................................................................33
7.3. AMENDMENT................................................................................33
7.4. EXTENSION; WAIVER........................................................................34

ARTICLE VIII. GENERAL PROVISIONS..............................................................34

8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;
     NO OTHER REPRESENTATIONS AND WARRANTIES..................................................34
8.2. NOTICES..................................................................................34
8.3. INTERPRETATION...........................................................................35
8.4. COUNTERPARTS.............................................................................35
8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES...........................................36
8.6. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL........................................36
8.7. SEVERABILITY.............................................................................37
8.8. ASSIGNMENT...............................................................................37
8.9. ENFORCEMENT..............................................................................37
8.10. DEFINITIONS.............................................................................37
8.11. PERFORMANCE BY MERGER SUB...............................................................39

                            GLOSSARY OF DEFINED TERMS

                                                                                      LOCATION OF
DEFINITION                                                                           DEFINED TERM
Acquisition Proposal...............................................................Section 5.4(a)
Agreement................................................................................Preamble
Board of Directors...................................................................Section 8.10
Business Day.........................................................................Section 8.10
Certificate of Merger.................................................................Section 2.3
Certificates.......................................................................Section 2.9(b)
Closing...............................................................................Section 2.2
Closing Date..........................................................................Section 2.2
Code...............................................................................Section 3.1(h)
Company..................................................................................Preamble
Company Benefit Plans...........................................................Section 3.1(l)(i)
Company Board......................................................................Section 1.2(b)
Company Common Stock.....................................................................Recitals
Company Disclosure Schedule...........................................................Section 3.1
Company Material Contracts.........................................................Section 3.1(k)
Company Permits....................................................................Section 3.1(f)
Company Purchase Plan................................................................Section 8.10
Company Representatives............................................................Section 5.4(a)
Company Rights Agreement........................................................Section 3.1(b)(i)
Company SEC Reports.............................................................Section 3.1(d)(i)
Company Stock Plan...................................................................Section 8.10
Company Stock Purchase Plan..........................................................Section 8.10
Company Stockholders Meeting.......................................................Section 5.1(a)
Company Voting Debt...........................................................Section 3.1(b)(iii)
Confidential Information Agreement ...................................................Section 5.2
Continuing Directors...............................................................Section 1.4(c)
DGCL.....................................................................................Recitals
Dissenting Shares..................................................................Section 2.9(j)
Effective Time........................................................................Section 2.3
Employee Option......................................................................Section 5.10
Environmental Laws...................................................................Section 8.10
ERISA...........................................................................Section 3.1(l)(i)
Exchange Act..................................................................Section 3.1(c)(iii)
Exchange Agent.....................................................................Section 2.9(a)
Expenses..............................................................................Section 5.6
GAAP............................................................................Section 3.1(d)(i)
Governmental Entity...........................................................Section 3.1(c)(iii)
HSR Act.......................................................................Section 3.1(c)(iii)
Indemnified Party.....................................................................Section 5.7

Injunction................................................................................Annex A
Intellectual Property................................................................Section 8.10
Interim Financial Statements.......................................................Section 3.1(d)
Liens..........................................................................Section 3.1(b)(ii)
Material Adverse Effect..............................................................Section 8.10
Material Subsidiaries................................................................Section 8.10
Merger...................................................................................Recitals
Merger Consideration...............................................................Section 2.8(c)
Merger Sub...............................................................................Preamble
Minimum Condition..................................................................Section 1.1(a)
Minimum Shares.....................................................................Section 1.1(a)
Offer....................................................................................Recitals
Offer Documents....................................................................Section 1.2(a)
Operational Contracts................................................................Section 8.10
Order.....................................................................................Annex A
Organizational Documents.............................................................Section 8.10
Outside Date.......................................................................Section 7.1(b)
Parent...................................................................................Preamble
Parent Disclosure Schedule............................................................Section 3.2
Parent Representatives................................................................Section 5.2
Payment Fund.......................................................................Section 2.9(a)
Person...............................................................................Section 8.10
Price Per Share..........................................................................Recitals
Proxy Statement.................................................................Section 3.1(e)(i)
Required Company Votes.............................................................Section 3.1(j)
Schedule 14D-1.....................................................................Section 1.2(a)
Schedule 14D-9.....................................................................Section 1.2(b)
SEC................................................................................Section 1.2(a)
Securities Act................................................................Section 3.1(c)(iii)
Subsidiary...........................................................................Section 8.10
Superior Proposal..................................................................Section 5.4(b)
Surviving Corporation.................................................................Section 2.1
Takeover Statute......................................................................Section 5.9
Tax..................................................................................Section 8.10
Taxable..............................................................................Section 8.10
Taxes................................................................................Section 8.10
Tax Return...........................................................................Section 8.10
Violation..................................................................... Section 3.1(c)(ii)

       This AGREEMENT AND PLAN OF MERGER, dated as of July 26, 1999 (this "Agreement"), by and among Autogrill, S.p.A., a corporation organized under the laws of the Republic of Italy ("Parent"), Autogrill Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Host Marriott Services Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H :

       WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement;

       WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of the Common Stock, no par value, of the Company ("Company Common Stock") at a price per share of Company Common Stock of $15.75 net to the seller in cash (such price, as it may be increased in accordance with the terms of this Agreement, the "Price Per Share") upon the terms and conditions set forth in his Agreement, including Annex A hereto;

       WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Price Per Share in cash;

       WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair and in the best interests of the Company's stockholders and is recommending that the Company's stockholders accept the Offer, tender their shares of Company Common Stock thereunder and adopt and approve the Merger and this Agreement;

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                THE TENDER OFFER

1.1. THE OFFER.

              (a) Provided that this Agreement shall not have been terminated in accordance with Article VII, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as practicable, but in no event later than the fifth Business Day after the date the execution of this Agreement is announced, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at the Price Per Share net to the seller in cash. The initial expiration date of the Offer shall be the twentieth Business Day from and after the date the Offer is commenced, including the date of commencement as the first Business Day in accordance with Rule 14d-2 under the Exchange Act. The Offer shall be made pursuant to an Offer to Purchase and related Letter of Transmittal in form reasonably satisfactory to the Company and containing the terms and conditions set forth in this Agreement. The obligation of Merger Sub to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto, including the condition that a number of shares of Company Common Stock representing not less than two-thirds of the total issued and outstanding shares of Company Common Stock on a fully diluted basis on the date such shares are purchased pursuant to the Offer (the "Minimum Shares") have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), any of which conditions may be waived by Merger Sub in its sole discretion; provided, however, that Merger Sub shall not waive the Minimum Condition without the prior written consent of the Company. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

              (b) Without the prior written consent of the Company, neither Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer,
(iii) change or amend the conditions to the Offer or impose additional conditions to the Offer, (iv) change the expiration date of the Offer or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that if on any scheduled expiration date of the Offer the conditions set forth in Annex A hereto have not been satisfied or waived, Merger Sub may (and at the request of the Company Merger Sub shall), from time to time, extend the expiration date of the Offer for up to ten additional Business Days (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and provided further that (x) Merger Sub may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (y) if (i) all conditions to the Offer are satisfied or waived and (ii) the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer represent more than two thirds but less than 90% of the total issued and outstanding shares of Company Common Stock on a fully diluted basis, Merger Sub may extend the Offer for a period not to exceed 10 business days. Assuming the prior satisfaction or waiver (which is restricted as set forth above) of all the conditions to the Offer set forth in Annex A as of any expiration date, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as possible after such expiration date of the Offer. Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

1.2. SEC FILINGS.

              (a) As soon as reasonably practicable on the commencement date of the Offer, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC"), with respect to the Offer, a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"). The Schedule 14D-1 will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain or incorporate by reference the Offer to Purchase, the related Letter of Transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (the Schedule 14D-1, the Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal and state securities laws.

              (b) The Company shall promptly file with the SEC and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") which will comply as to form and content in all material respects with the applicable provisions of the federal and state securities laws. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, and such approval constitutes approval for purposes of Section 203 of the DGCL and
Article 15 of the Company's Certificate of Incorporation, and (iii) recommends that the Company's stockholders accept the Offer, tender their shares of Company Common Stock thereunder and approve and adopt the Merger and this Agreement; provided, however, that, subject to Section 7.1(e), such recommendation may be withdrawn, modified or amended to the extent that the Company Board determines to do so in the exercise of its fiduciary duties, and such withdrawal, modification or amendment shall not constitute a breach of this Agreement. The Company further represents that it has received the written opinion of Deutsche Bank Securities Inc., the Company's independent financial advisor, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to the holders of shares of Company Common Stock, a true and complete copy of which opinion has been delivered to Parent prior to the execution of this Agreement. The Company will use its reasonable efforts to cause the Schedule 14D-9 to be filed on the same date that the Schedule 14D-1 is filed; provided, however, that in any event the
Schedule 14D-9 will be filed no later than ten Business Days following the commencement date of the Offer. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company as and to the extent required by the applicable provisions of the federal and state securities laws. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal and state securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the transaction contemplated hereby, that they intend either to tender all shares of Company Common Stock beneficially owned by them to Merger Sub pursuant to the Offer or to vote such shares of Company Common Stock in favor of the approval and adoption of the Merger, unless the recommendation of the Company Board shall have been withdrawn or materially modified as permitted by Section 5.4.

1.3. COMPANY ACTION. Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels and a list of securities positions, each as of a recent date), and shall thereafter render such other assistance, as Parent, Merger Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub and each of their respective affiliates and associates shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, promptly deliver to the Company upon its request all copies of such information then in their possession.

1.4. COMPOSITION OF THE COMPANY BOARD.

              (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than two-thirds of the outstanding shares of Company Common Stock on a fully diluted basis pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company's Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Company Common Stock owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of shares of Company Common Stock outstanding; provided, however, that until the

Effective Time there shall be at least three Continuing Directors. Upon the written request of Merger Sub, the Company shall, on the date of such request take all actions necessary to (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Merger Sub's designees to be so elected to the Company Board and (ii) cause Merger Sub's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a). At such time, the Company shall also use its reasonable best efforts to cause Merger Sub's designees to constitute no less than the same percentage as persons designated by Merger Sub shall constitute of the Company Board of each committee of the Company Board, each board of directors of each Subsidiary and each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of the time Merger Sub acquires two-thirds of the then outstanding shares of Company Common Stock and the Effective Time, the Company shall use its reasonable best efforts to ensure that all the members of the Company Board as of the date hereof who are not employees of the Company shall remain members of the Company Board.

              (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to the Company's Board shall be subject to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule l4f-1 and applicable rules and regulations.

              (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, any (i) amendment or termination of this Agreement, (ii) amendment to the Certificate of Incorporation or material amendment to the bylaws of the Company, (iii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder, or (iv) action by the Company with respect to this Agreement and the transactions contemplated hereby which materially and adversely affects the interests of the stockholders of the Company, shall require, in addition to any other affirmative vote required under the DGCL, the approval of a majority of the then serving directors who are directors as of the date hereof (the "Continuing Directors"); provided, however, that if the foregoing provisions of this subsection (c) relating to the concurrence of a majority of Continuing Directors are invalid or incapable of being enforced under applicable law, then neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and Merger Sub shall use their reasonable best efforts to prevent the occurrence of, any of the actions referred to in clauses (i) to (iv) above unless such actions shall have received the unanimous approval of the entire Company Board. If there is more than one Continuing Director and, prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4 to any committee of the Company Board.

                                   ARTICLE II.
                                   THE MERGER

2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the DGCL.

2.2. CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166-0153, unless another place is agreed to in writing by the parties hereto.

2.3. EFFECTIVE TIME. At the Closing, the parties shall file with the Secretary of State of the State of Delaware either (i) a certificate of merger, in form and substance satisfactory to the Company and Parent, or (ii) in the event Merger Sub shall have acquired 90% or more of the outstanding shares of Company Common Stock, a certificate of ownership and merger (in either such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

2.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

2.5. CERTIFICATE OF INCORPORATION. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6. BYLAWS. At the Effective Time, the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub read as in effect at the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

2.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

              (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by a wholly owned Subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

              (c) Conversion of Company Common Stock. Subject to Section 2.9(h), each issued and outstanding share of Company Common stock (other than shares to be canceled in accordance with Section 2.8(b)) shall be converted into the right to receive the Price Per Share in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration.

2.9. SURRENDER AND PAYMENT.

              (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to
Section 2.8. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Merger Sub shall deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding (and not to be canceled pursuant to Section 2.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Price Per Share. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." For purposes of determining the Payment Fund, Parent shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal of its shares. The Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock, and (ii) promptly applied to making the payments provided or in Section 2.8(c). The Payment Fund shall not be used for any purpose that is not provided for herein.

              (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 2.8(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any Merger Consideration received. If any portion of the Merger Consideration is to paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.9, each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 2.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive, upon the surrender of such Certificate, the Merger Consideration.

              (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective time shall cease to have rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, except as otherwise provided by law.

              (d) Unclaimed Funds. Subject to applicable escheat, abandoned property or similar laws, any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 2.9(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

              (e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) Withholding Taxes. Parent and Merger Sub shall be entitled to deduct and withhold and pay to the applicable taxing authority, or cause the Exchange Agent to deduct and withhold and pay to the applicable taxing authority, from the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Offer or the Merger any amounts as are required to be withheld therefrom under the Code or any applicable provision of state, local or foreign tax law; provided, however, that (x) Merger Sub shall take appropriate steps to minimize such withholding and (y) Merger Sub shall pay (and not withhold) any applicable transfer taxes, except to the extent provided in Section 2.9(b). To the extent that amounts are properly withheld by Parent or Merger Sub and paid to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such withholding was made by Parent or Merger Sub.

              (g) Investment of Funds. The Payment Fund shall be invested by the Exchange Agent as directed by Parent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days. All earnings thereon shall inure to the benefit of Parent.

              (h) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate.

              (i) Return of Funds Relating to Dissenting Shares. Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of outstanding Company Common Stock for which appraisal rights have been perfected shall be returned to the Parent, upon demand.

              (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL

("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to applicable law and received by the Company relating to stockholders' rights of appraisal, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise set forth in the Company Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule") or the Company SEC Reports (as defined below), the Company represents and warrants to Parent and Merger Sub as follows:

              (a) Organization, Standing and Power. Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary of the Company) for such failures to be in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of the Organizational Documents of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

              (b) Capital Structure.

                  (i) As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock, of which 35,886,200 shares are outstanding or held in treasury, and (B) 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire capital stock from the Company other than (x) options representing in the aggregate the right to purchase 4,089,631 shares of Company Common Stock under the Company Stock Plan and (y) rights issued pursuant to the Rights Agreement dated as of

        December 22, 1995 between the Company and First Chicago Trust Company of New York (the "Company Rights Agreement"). Section 3.1(b)(i) of the Company Disclosure Schedule sets forth information regarding the exercise price, date of grant and number granted of stock options for each holder thereof.

                (ii) All of the issued and outstanding shares of capital stock of each of the Material Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens").

                (iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding.

                (iv) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or its Subsidiaries is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary.

                (v) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no stockholder agreements, voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary of the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

            (c) Authority; No Conflicts.

                (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the adoption of this Agreement and approval of the Merger by the holders of shares representing not less than two-thirds of the voting power of the outstanding Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement and approval of the Merger by the holders of shares representing not less than two-thirds of the voting power of the outstanding Company Common Stock. The Company Board has unanimously duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, including the Offer and the Merger, and has unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interest of the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, and (iii) recommended that the Company's stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and approve and adopt the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of the Company, (B) any provision of the Organizational Documents of any Subsidiary or (C) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Subsidiaries or their respective properties or assets, except, in the case of the representations set forth in clauses (B) and (C) above, any Violation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (D) antitrust or other competition laws of United States and foreign jurisdictions, (E) the Operational Contracts and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (d) Reports and Financial Statements.

                (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Reports and the unaudited interim financial statements as of and for the twenty four weeks ended June 18, 1999 previously provided to Parent (the "Interim Financial Statements") present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount and the absence of notes thereto. Such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                (ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or in the Interim Financial Statements, and except for liabilities and obligations incurred in the ordinary course of the Company's business since June 18, 1999, the Company does not have any liabilities or obligations required by GAAP to be set forth on a consolidated balance sheet of the Company which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (e) Information Supplied.

                (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the proxy statement related to the Company Stockholders Meeting (the "Proxy Statement"), (B) the Schedule 14D-9 or (C) the Offer Documents will, at the respective times such documents are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Offer Documents and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting (as defined below), if any, and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become false or misleading. The Proxy Statement and
        Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement and Schedule 14D-9 based on information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference therein.

            (f) Compliance with Applicable Laws; Regulatory Matters. The Company and its Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are necessary to the operation of the Company's businesses (the "Company Permits"), except for any Company Permits the failure of which to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than investigations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (g) Litigation. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Material Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (h) Taxes. (i) The Company and the Material Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and the Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or that the Company or any Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any Subsidiary which, if determined adversely to the Company or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any Subsidiary which, if such deficiencies or claims were finally resolved against the Company or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on the Company; (v) there are no material Liens for Taxes upon the assets of the Company or any Subsidiary, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) neither of the Company nor any Subsidiary has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"); and (vii) neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

            (i) Absence of Certain Changes or Events. Since December 31, 1998 through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their business in the ordinary course and have not incurred any material liability, except in the ordinary course of their respective businesses, and (B) there has not been:

                (1) any declaration or setting aside for payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

                (2) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or such Subsidiary under such security;

                (3) any incurrence, assumption or guarantee by the Company or any its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

                (4) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any asset material to the Company and its Subsidiaries, taken together, other than in the ordinary course of business consistent with past practices;

                (5) the making of any (i) material loan, advance or capital contribution to or investment in any Person (other than a Subsidiary of the Company) by the Company or any of its Subsidiaries or (ii) material loans or advances to employees of the Company or any of its Subsidiaries, in each case, other than have been made in the ordinary course of business consistent with past practices;

                (6) any contract or agreement entered into by the Company or any of its Subsidiaries relating to any acquisition or disposition of any assets material to the Company and its Subsidiaries, taken together, or any material portion of the Company's business, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                (7) any material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

                (8) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director or officer of the Company, or
(iii) material change in benefits payable to any director, officer or employee of the Company pursuant to any severance, retirement or welfare plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices; or

                (9) any agreement or commitment by the Company or its Subsidiaries to do any of its foregoing.

            (j) Vote Required. The affirmative vote of the holders of shares representing no less than two-thirds of the voting power of the outstanding shares of Company Common Stock (the "Required Company Votes") is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.

            (k) Certain Agreements. Each of (i) the contracts listed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1999 under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries and (ii) the Operational Agreements
(x) to which the Company or any of its Subsidiaries is a party and that is material to the Company's business and (y) that are the 40 largest in terms of revenues recorded by the Company and its Subsidiaries for the most recent fiscal year of the Company (the "Company Material Contracts") are valid and in full force and effect except to the extent they have previously been terminated or expired in accordance with their terms, and neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Company Material Contract, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material

Contract, except for defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (l) Employee Benefit Plans; Labor Matters.

              (i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract) to which the Company or any Material Subsidiary is a party, which is maintained or contributed to by the Company or any Material Subsidiary, or with respect to which the Company or any Material Subsidiary could incur material liability under ERISA (the "Company Benefit Plans"), the Company has made available to Parent and Merger Sub a true and complete copy of such Company Benefit Plan.

              (ii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances which would reasonably be expected to result in the revocation of any such favorable determination letter.

              (iii) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Material Subsidiary would be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law (but giving no effect to the actions contemplated by this Agreement) which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (m) There is no pending labor dispute, strike or work stoppage against the Company or any Material Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any Material Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            (n) Environmental Matters. Except to the extent that failure to satisfy the following representations would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries: (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or the Subsidiaries; (ii) are in substantial compliance with the terms and conditions of such required permits, licenses and authorizations, and also are in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in applicable Environmental Laws; (iii) have not received any Order or complaint, or notice of any assessed penalty or investigation or review pending or threatened by any Governmental Entity, with respect to any alleged failure by the Company or any of its Subsidiaries to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of the Company or any of its Subsidiaries and (iv) have not received notice of any past or present violations of Environmental Laws, or of any event, incident or action which is reasonably likely to prevent continued substantial compliance with such Environmental Laws, or which would give rise to any common law environmental liability, or which would otherwise form the basis of any claim, action, suit or proceeding against the Company or any Subsidiary based on, or resulting from, the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any toxic or hazardous substance or waste.

            (o) Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each Subsidiary owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries.

            (p) Insurance. The Company has made available to Parent prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company or any of its Subsidiaries. Such insurance policies are placed with financially sound and reputable insurers and, in light of the respective business, operations, assets and properties of the Company and its Subsidiaries, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties.

            (q) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except fees payable to Deutsche Bank Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

            (r) Opinion of Financial Advisor. The Company has received the written opinion of Deutsche Bank Securities Inc., the Company's independent financial advisor, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to the holders of Company Common Stock.

            (s) Inapplicability of Certain Provisions. The Company Board has approved the Merger and this Agreement, and assuming that Parent's representation set forth in Section 3.2(f) below is true and correct, taken all other actions necessary to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL or Article 15 of the Company's certificate of incorporation.

            (t) Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company has not received notice of any pending or threatened annexation or condemnation proceedings affecting any of the Company's properties, and (ii) the personal property fixtures and equipment material to the conduct of the operations of the business of the Company are owned free and clear of all Liens.

            (u) Year 2000. The Company has reviewed the areas within its businesses and operations which could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions on and after December 31, 1999). The Company's current assessment of the potential effect on the Company of the Year 2000 Problem set forth in the Company SEC Reports is accurate in all material respects.

            (v) Debt Tender. Except customary transaction expenses incurred in connection with the debt tender offer referred to in the Offer to Purchase and Consent Solicitation Statement of the Company dated July 2, 1999, as amended, the Company has not incurred any other costs in connection with such debt tender offer and, to the knowledge of the Company, there is no litigation, arbitration, claim, suit, action, investigation or proceeding threatened against or affecting the Company or any of its Subsidiaries in respect of a proposed withdrawal or termination of such debt tender offer that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.2. REPRESENTATIONS AND WARRANTIES OF PARENT. Except as otherwise set forth in the Parent Disclosure Schedule delivered by Parent to the Company at or prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

            (a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the law of the Republic of Italy, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

            (b) Authority; No Conflicts.

                (i) Parent has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or impair or delay the ability of Parent to consummate the transactions contemplated hereby, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its Subsidiaries or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent or impair or delay the ability of Parent to consummate the transactions contemplated hereby and (C) any consents, approvals, orders, authorizations, registrations, declarations or filings not required to be obtained or made until after the Effective Time.

            (c) Information Supplied.

                (i) None of (A) the Offer Documents, (B) the Schedule 14D-1 or
       (C) the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the
       Schedule 14D-9 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, which shall have become false or misleading.

                (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents or Schedule 14D-1 based on information supplied by the Company for inclusion or incorporation by reference therein.

            (d) Financing. Parent has available, and will make available to Merger Sub, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis and to otherwise satisfy the obligations of the Company and to conduct the Company's business.

            (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent on Merger Sub, except Goldman Sachs & Co. or certain of its affiliated entities.

            (f) Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under Section 203 of the DGCL and the Exchange Act) (x) beneficially owns, directly or indirectly or (y) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (x) or (y), shares of capital stock of the Company.

            (g) No Vote Required. No vote of the holders of any securities of Parent is necessary to approve this Agreement or the transactions contemplated hereby.

3.3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub represent and warrant to the Company as follows:

            (a) Organization and Corporate Power. Merger Sub is a wholly owned Subsidiary of Parent and a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (b) Corporate Authorization. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Organizational Documents of Merger Sub or any agreements by which Merger Sub is bound.

            (d) No Business Activities. Merger Sub is not a party to any material agreements (other than this Agreement) and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

            (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice, and shall use their reasonable best efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them.

            (b) Dividends; Changes in Share Capital. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except as otherwise permitted under certain option agreements to effect cashless option exercises or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, or (except as permitted under Section 5.4) any merger, consolidation, restructuring, recapitalization or other reorganization.

            (c) Issuance of Securities. The Company shall not and shall cause its Material Subsidiaries not to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of stock options pursuant to the Company Stock Plan, and the issuance of shares pursuant to the Company Stock Plan and the Company Purchase Plan, in each case as in effect on the date of this Agreement.

            (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or required by law, the Company and its Material Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

            (e) Indebtedness; Investments. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, except pursuant to the Company's Refinancing Plan set forth on Schedule 4.1(e) to this Agreement, (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and borrowings in amounts not material to the Company and its Subsidiaries taken as a whole; (ii) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries, or mortgage or pledge any of their material assets, tangible or intangible, except to secure existing debt and except for such of the foregoing as is not material to the Company and its Subsidiaries taken as a whole; or (iii) except in an aggregate amount not to exceed $8 million, (A) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary and usual course of business consistent with past practice and guarantees in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for obligations of the wholly owned Subsidiaries of the Company; or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company, or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries taken as a whole).

            (f) Benefit Plans. The Company shall not, and shall not permit the Material Subsidiaries to, (i) increase the compensation payable or to become payable to any of its executive officers or employees or (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except (A) any such increases or grants made in the ordinary and usual course of business consistent with past practice or (B) as provided in Section 5.5; provided, however, that nothing in this Section 4.1(f) shall reduce, modify, change or diminish the rights of any executive officer or employee of the Company to receive, now or in the future, stock, cash compensation or other benefits pursuant to any existing Company Benefit Plan.

            (g) Accounting and Tax Practice or Policy. Except to the extent required by applicable law or GAAP, the Company will not, and will not permit any of its Subsidiaries to (i) make any material change in any method of accounting or accounting practice or policy, or (ii) make any material Tax election or settle or compromise any material income Tax liability with any Governmental Entity.

            (h) Capital Expenditures. The Company will not, and will not permit any of its Subsidiaries to, make, in the aggregate, any capital expenditures in excess of $40 million.

            (i) Line of Business. The Company and its Subsidiaries will not make any material change in the lines of business in which they participate or are engaged.

            (j) Operational Contracts; Company Permits. The Company will not, and will not permit any of the Subsidiaries to, amend or modify any Company Permit or any Operational Contract for which revenues were recorded during the Company's most recent fiscal year in excess of $15 million (other than the entering into, amendment or modification of any Operational Contract in respect of the New Jersey Turnpike, which shall not be prohibited), except for any extensions or renewals thereof or otherwise in the ordinary and usual course of business, consistent with past practice.

            (k) Other Actions. The Company shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to result in
(i) any of the representations or warranties of the Company becoming untrue in any material respect or (ii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

4.2. COVENANTS OF PARENT AND MERGER SUB. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed; Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to result in
(i) any of the representations or warranties of Parent becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

4.3. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of (i) any representation or warranty becoming inaccurate, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or (iii) any change, event or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the transactions contemplated hereby in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or constitute a waiver thereunder. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

5.1. PREPARATION OF PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING.

            (a) If required by the DGCL or the Company's Organizational Documents in order to consummate the Merger, the Company shall, as soon as practicable following the acquisition by Merger Sub of shares of Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Votes, and, the Company shall, through its Board of Directors, recommend to its stockholders that they vote in favor of the approval of the Merger and the adoption of this Agreement; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent that the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law. Parent and Merger Sub shall vote or cause to be voted all the shares of Company Common Stock owned of record by Parent, Merger Sub or any of Parent's other Subsidiaries in favor of the approval of the Merger and the adoption of the Agreement. After the date hereof and prior to the expiration of the Offer, Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of shares of Company Common Stock, except pursuant to the terms of the Offer and the Merger.

            (b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Parent, Merger Sub or any other Subsidiary of Parent shall beneficially own, in the aggregate, at least 90% of the outstanding shares of the Company Common Stock, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of Company Common Stock by Merger Sub pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

            (c) In connection with any stockholder meeting, the Company shall promptly prepare and file with the SEC the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be cleared with the SEC and mailed to the Company's stockholders, as promptly as practicable, and, thereafter, to obtain approval of the Merger by its stockholders.

5.2. ACCESS TO INFORMATION. Subject to the Confidential Information Agreement dated March 15, 1999 between Parent and the Company (the "Confidential Information Agreement"), from the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (a) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("Parent Representatives") reasonable access during normal business hours to all of its and its Subsidiaries' properties, books, contracts, commitments and records and its officers, management employees, accountants and representatives and (b) furnish promptly to such persons upon request (i) a copy of each report, statement, schedule and other document filed or received by the Company or any of the Subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other information and data (including, without limitation, copies of Operational Contracts, Company Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other Persons reasonably may request (subject, however, to confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges). Notwithstanding the foregoing, neither Parent nor any Parent Representatives shall perform any environmental testing at any of the Company's or its Subsidiaries' properties or facilities.

5.3. APPROVALS AND CONSENTS; COOPERATION

            (a) Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations as are necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

            (b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any United States or foreign Governmental Entity. Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other United States or foreign Governmental Entity regarding the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information from any such Governmental Entity with respect to the Transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request (a copy of such response to be provided to the other party hereto).

            (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Offer Documents, Schedule 14D-9, Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

5.4. ACQUISITION PROPOSALS.

            (a) The Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, employees and representatives and agents (the "Company Representatives") to immediately cease any existing discussions or negotiations, if any, with any Person conducted heretofore with respect to an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Unless and until this Agreement shall have been terminated pursuant to Article VII hereof, except as otherwise expressly provided in Section 5.4(b), neither the Company nor the Company Representatives shall (i) solicit or initiate the making of any Acquisition Proposal, (ii) participate in negotiations with any person or group (other than Parent, Merger Sub and their respective designees) concerning an Acquisition Proposal, or (iii) disclose or furnish, in connection with an Acquisition Proposal, any material non-public information or provide access to its properties, books or records, or otherwise take action that would facilitate or lead to any Acquisition Proposal, except as required by law or pursuant to a governmental request for information. As used herein "Acquisition Proposal" shall mean any proposal to acquire in any manner, directly or indirectly, in one or a series of transactions, all or more than 20% of the Company's business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise.

            (b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to acceptance for payment of, and payment by Merger Sub for, shares of Company Common Stock pursuant to the Offer, the Company and the Company Representatives may, to the extent the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law, participate in discussions or negotiations with, and furnish non-public information to, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group after such Person, entity or group has delivered to the Company, in writing, an Acquisition Proposal not solicited after the date hereof which the Company Board determines in good faith is, if accepted, reasonably likely to be consummated (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and believes in good faith, after consultation with its financial advisors, if consummated would be more favorable to the Company or its stockholders from a financial point of view than the transactions contemplated by this Agreement (a "Superior Proposal"); provided, however, that prior to taking such action, the Company shall (to the extent practicable) provide notice to Parent to the effect that it is taking such action. Subject to
Section 7.2(b), in the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders, if the Board determines in good faith that it is appropriate to do so; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the Offer, the Merger and this Agreement; provided however that the Company shall (i) provide Parent at least

24 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal to enable Parent to match such Superior Proposal, in which case, the Company Board shall recommend to the Company's stockholders to accept the proposal of Parent; and (ii) where Parent does not match such Superior Proposal, terminate this Agreement by written notice to Parent given no sooner than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof). Notwithstanding anything to the contrary contained in
Section 5.4 or elsewhere in this Agreement, prior to the acceptance for payment of, and payment by Merger Sub for, shares of Company Common Stock pursuant to the Offer, the Company may, in connection with a possible Acquisition Proposal, refer any Person to this Section 5.4 and Article VII and make a copy of this
Section 5.4 and Article VII available to any Person. Nothing contained in this
Section 5.4 shall prohibit the Company Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

5.5. EMPLOYEE BENEFITS.

            (a) Subject to subparagraph 5.5(c) below, for the period from the Closing Date until two years from the January 1 next following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain in effect benefit plans which in the aggregate provide benefits that are at least as favorable to employees as the arrangements (other than equity-related benefit plans) currently provided by the Company Benefit Plans.

            (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries and their respective predecessors to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and without duplication of benefits.

            (c) Except as any employee may otherwise agree, Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, change in control, severance and termination plans and agreements of employees of the Company and its Subsidiaries and the severance pay policies identified in Section 5.5(c) of the Company Disclosure Schedule.

5.6. FEES AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. Without limiting the generality of the foregoing, in connection with the consummation of the Offer and the Merger, the parties will take all actions necessary to ensure prompt payment of all expenses incurred in connection with this Agreement and the transactions contemplated hereby.

5.7. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Surviving Corporation shall, and Parent shall cause Surviving Corporation to, maintain in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers or directors (each an "Indemnified Party") contained in the Organizational Documents of the Company and its Subsidiaries and in any agreements between an Indemnified Party and the Company or any of its Subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring at or prior to the Effective Time) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that if such insurance cannot be so maintained or obtained at a premium not greater than 150% of the premium for the Company's current directors' and officers' liability insurance, Parent may maintain or obtain as much of such insurance as can be maintained or obtained at a cost equal to 150% of the current annual premiums of the Company for such insurance. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or at the Effective Time, including (without limitation) the transactions contemplated hereby, the Surviving Corporation will pay as incurred the reasonable fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation (including the cost of any investigation and preparation and the cost of any appeal) incurred in connection therewith. In the event a claim is asserted against an Indemnified Party more than six years after the Effective Date, and if such claim is not barred by the applicable statute of limitations, the Surviving Corporation shall defend, indemnify and hold harmless the Indemnified Party in accordance with the foregoing. This covenant shall survive the closing of the transactions contemplated hereby and is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

5.8. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any United States national securities exchange or the Milan Stock Exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9. TAKEOVER STATUTES. If Section 203 of the DGCL or any other takeover statute ("Takeover Statute") shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

5.10. EMPLOYEE STOCK OPTIONS.

            The holder of each employee stock option outstanding immediately prior to the Effective Time (an "Employee Option") which is unexercised and vested or which would vest on or prior to January 2, 2000 pursuant to the applicable vesting schedule in effect as of the date hereof which is terminated immediately prior to the Effective Time, shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter from the Surviving Corporation, in consideration for such termination, an amount in cash equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Employee Option (whether or not vested or exercisable) and (B) the excess, if any, of the Price Per Share over the exercise price per share of Company Common Stock subject to such Employee Option, (ii) less any required withholding taxes. The Company shall take any action reasonably requested by Parent in connection with the foregoing.

5.11. RIGHTS AGREEMENT. The Company shall take all action necessary to cause the provisions of the Company Rights Agreement to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of rights issued pursuant to such rights agreement.

5.12. CREDIT AGREEMENT. The Company shall use its reasonable best efforts to obtain all necessary waivers and consents prior to the consummation of the Offer so that the transactions contemplated hereby will not result in or constitute a default under that certain Amended and Restated Credit Agreement dated as of April 18, 1997 by and among the Company, the Lenders named therein and the First Bank of Chicago, as Agent.

5.13. DEBT TENDER. Promptly upon execution of this Agreement, the Company will withdraw and terminate the debt tender offer referred to in the Offer to Purchase and Consent Solicitation Statement of the Company dated July 2, 1999, as amended.

5.14. LICENSE AGREEMENT. The Company will use its reasonable best efforts to ensure that the license to use the name "Marriott" granted in the License Agreement dated December 29, 1995, between the Company and Marriott International, Inc. shall be extended for a period equivalent to the period Marriott International has granted to Sodexho Marriott a license to use the name "Marriott" in the agreement dated March 1998, and that such license to the Company, shall, at its option, be further extended for a period equivalent to any subsequent extension granted to Sodexho Marriott or any of its successors or assigns.

5.15. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject solely to the satisfaction or waiver (subject to Section 1.4(c) and where legally permissible) on or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve the Merger, to the extent required by law.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (d) Purchase of Shares. Merger Sub shall have commenced the Offer pursuant to Article I hereof and purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn.

                                  ARTICLE VII.
                            TERMINATION AND AMENDMENT

7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the stockholders of the Company:

            (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

            (b) By the Company, if it is not in material breach of its obligations hereunder and (i) Merger Sub fails to commence the Offer as provided in Section 1.01 hereof, (ii) Merger Sub shall not have accepted for payment and paid for all shares of Company Common Stock tendered pursuant to the Offer in accordance with the terms thereof on or before October 30, 1999 (the "Outside Date") or (iii) Merger Sub fails to purchase validly tendered shares of Company Common Stock in violation of the terms of the Offer or this Agreement;

            (c) By the Company or Parent if the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided that Parent may terminate this Agreement pursuant to this
Section 7.1(c) only if Parent's or Merger Sub's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

            (d) By the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued, entered, enacted, promulgated or enforced any order, decree, judgment, statute, regulation or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, judgment, statute, regulation, ruling or other action shall have become final and nonappealable;

            (e) By Parent, prior to purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, if (i) the Company Board shall have withdrawn or materially and adversely modified its recommendation of the Offer, the Merger or this Agreement (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Company Board's recommendation of the Offer, the Merger or this Agreement); (ii) the Company Board shall have recommended to the stockholders of the Company that they approve a Superior Proposal other than that contemplated by this Agreement and at least two Business Days have elapsed since the recommendation; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 20% or more of the issued and outstanding shares of Company Common Stock on a fully diluted basis is commenced (other than by Parent or an affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or the Company Board announces a neutral position or fails to make a recommendation with respect to such offer within the shorter of the ten Business Days after such tender offer or exchange offer is commenced or the period remaining until the Outside Date;

            (f) By the Company, prior to the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, if the Company enters into a definitive agreement with respect to a Superior Proposal;

            (g) By Parent, prior to the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company in this Agreement shall at such time be inaccurate and such inaccuracy would be reasonably likely to have a Material Adverse Effect on the Company, in either case which breach or inaccuracy is not reasonably capable of being cured without expenditures in excess of $6 million by the Company or, if capable of such cure, has not been cured without expenditures in excess of $6 million by the Company within ten Business Days after the Company has knowledge thereof;

            (h) By the Company, prior to the purchase by Merger Sub of any shares of Company Common Stock pursuant to the Offer, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall, at such time, be inaccurate and such inaccuracy would be reasonably likely to materially and adversely affect the ability of Parent and Merger Sub to perform their obligations hereunder, in either case which breach or inaccuracy is not reasonably capable of being cured by Parent or Merger Sub or, if capable of cure, has not been cured within ten Business Days after either Parent or Merger Sub has knowledge thereof; or

            (i) By Parent, if it is not in material breach of its obligations hereunder or under the Offer and no shares of Company Common Stock shall have been purchased pursuant to the Offer by the Outside Date.

7.2. EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, employees or stockholders except (i) pursuant to the last sentence of Section 5.2, Section 5.6, this
Section 7.2 and Article VIII, (ii) with respect to any liabilities or damages incurred or suffered by a party hereto as a result of the willful breach by another party hereto of any of its covenants or other agreements set forth in this Agreement and (iii) with respect to any liabilities or damages incurred or suffered by the Company as a result of the failure of Parent or Merger Sub to consummate the Offer or the Merger as required under the terms of this Agreement, including, without limitation, by reason of an inability to obtain the requisite financing to do so. Any damages or liabilities referenced in clauses (ii) and (iii) above shall be recoverable in full from the party or parties whose breach or failure to consummate caused such damages or liabilities to be incurred.

            (b) In the event that this Agreement is terminated pursuant to
Section 7.1(e) or 7.1(f), then the Company shall pay to Parent a cash fee of $20 million, which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after such termination. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement.

7.3. AMENDMENT. Subject to Section 1.4(c), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the New York Stock Exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states that the parties intend to amend this Agreement.

7.4. EXTENSION; WAIVER. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements of any other party or with any condition to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, (i) none of the Company, Parent or Merger Sub or any of their respective officers, directors, employees, affiliates, agents, financial or legal advisors or other representatives makes any other representations or warranties, whatsoever, oral or written, express or implied, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, affiliates, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing, and (ii) none of the parties hereto is relying on any disclosure, statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such party's officers, directors, employees, affiliates, agents, financial or legal advisors or other representatives.

8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted (receipt confirmed). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in the manner set forth above:

            (a) if to Parent or Merger Sub, to Autogrill S.p.A. Via Caldera, 21 20153 Milan, Italy (Attention: Carmine Meoli) Facsimile: +39-02-4826-3557) with copies to with copies to Rogers & Wells LLP, City Tower, 40 Basinghall Street, London EC2V 5DE, United Kingdom (Attention: Michael S. Immordino), Facsimile +44-171-628-6111, and to Bonelli Erede Pappalardo, Via Serbelloni, 12, 20122 Milan, Italy (Attention: Sergio Erede), Facsimile +39-02-77-11-32-60

            (b) if to the Company, to Host Marriott Services Corporation, 6600 Rockledge Drive, Bethesda, Maryland 20817, Facsimile (301) 380-7626, Attention:
Joe P. Martin, General Counsel, with a copy to Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Facsimile (202) 637-2201, Attention:
Bruce E. Rosenblum.

8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact or setting or such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. References in this Agreement to the "knowledge" of a party shall mean the actual knowledge of the executive officers of such party after due inquiry.

8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

            (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidential Information Agreement, which shall survive the execution and delivery of this Agreement.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Article II and Sections 1.4(c), 5.5, 5.7 and 8.1 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.6. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

            (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

            (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE

AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

8.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches and specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10. DEFINITIONS.  As used in this Agreement:

            "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

            "Business Day" means any day on which banks are not required or authorized to close in the City of New York or Milan, Italy.

            "Company Stock Plan" means the Host Marriott Services Corporation Comprehensive Stock Plan.

            "Company Stock Purchase Plan" means the Host Marriott Services Corporation Stock Purchase Plan.

            "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of toxic or hazardous substance or waste; to the use, handling or disposal or any toxic or hazardous substance or waste; to the treatment, storage, disposal or management of toxic or hazardous substance or waste; to exposure to toxic or hazardous substance or waste; and to the transportation, release or other movement of toxic or hazardous substance or waste.

            "Intellectual Property" shall mean patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights, and all pending applications for and registrations of any of the foregoing, that are material to the business of the Company and its subsidiaries (taken as a whole).

            "Material Adverse Effect" means with respect to any Person a material adverse effect on the business, assets, financial condition or results of operation of such Person and its Subsidiaries taken as a whole, provided, however, that with respect to the Company the term Material Adverse Effect shall not include (i) any change, circumstance, event or effect that relates to or results primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement, (ii) changes in general economic conditions, financial markets (including fluctuations in the price of shares of Company Common Stock or shares of capital stock of Parent) or conditions in the business sectors in which the Company and its Subsidiaries operate not disproportionately affecting the Company and its Subsidiaries, or
(iii) the failure to obtain any consents or approvals under any Operational Contracts in connection with the transactions contemplated hereby.

            "Material Subsidiaries" shall mean Host International, Inc. and any other subsidiary of the Company which constitutes a "significant subsidiary" as defined under Regulation S-X promulgated by the SEC.

            "Operational Contracts" means agreements pertaining to the conduct of the business operations of the Company and its Subsidiaries, including (without limitation) leases, operating agreements, concession agreements, franchise agreements, licensing agreements, joint venture agreements, noncompetition agreements and other agreements or contractual arrangements.

            "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

            "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

            "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

            (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and
(ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

8.11. PERFORMANCE BY MERGER SUB. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and under the Offer and to cause Merger Sub to consummate the Merger as contemplated herein, and whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Merger Sub to take such action.

            IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

                                AUTOGRILL S.p.A.,

                                a corporation organized under the laws of the Republic of Italy


                                By:    /s/ Paolo Prota Giurleo
                                       --------------------------------
                                Name:  Paolo Prota Giurleo
                                Title: Chief Executive Officer


                                AUTOGRILL ACQUISITION CO.,
                                a Delaware corporation


                                By:    /s/ Paolo Prota Giurleo
                                       --------------------------------
                                Name:  Paolo Prota Giurleo
                                Title: President


                                HOST MARRIOTT SERVICES CORPORATION,
                                a Delaware corporation


                                By:    /s/ William W. McCarten
                                       --------------------------------
                                Name:  William W. McCarten
                                Title: President and Chief Executive Officer

                                     ANNEX A

                             Conditions To The Offer

            The Offer shall be conditioned upon the Minimum Shares being validly tendered and not withdrawn prior to the date which is 20 Business Days following the commencement of the Offer or such later expiration date to which the Offer has been extended in accordance with the provisions of the Agreement. Moreover, notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until expiration of all applicable waiting periods (and extensions thereof) under the HSR Act, and Merger Sub shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Agreement and Merger Sub's obligation to extend the Offer pursuant to Section 1.1(b), if, prior to the time of acceptance for payment of any such shares of Company Common Stock, any of the following shall occur and remain in effect:

            (a) an order shall have been entered in any action or proceeding before any United States federal or state Governmental Entity (an "Order"), or a preliminary or permanent injunction by a United States federal or state court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which (1) prohibits, or imposes any material limitations on, Parent's or Merger Sub's ownership or operation of all or a material portion of their or the Company's businesses or assets, or compels Parent or Merger Sub (or their respective Subsidiaries and affiliates) to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Offer or the Merger, (3) results in a material delay in or materially restricts the ability of Merger Sub, or renders Merger Sub unable, to accept for payment, pay for or purchase any significant portion of the shares of Company Common Stock tendered pursuant to the Offer, (4) imposes or confirms material limitations on the ability of Merger Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer, including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, or (5) otherwise results in a Material Adverse Effect with respect to the Company; provided, however, that in order to invoke this condition, Parent and Merger Sub shall in good faith have used their reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that, if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, Merger Sub may not, by virtue of this condition alone, amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

            (b) there shall be instituted or pending any action, proceeding or counterclaim brought by a Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

            (c) Parent shall be entitled to terminate the Agreement pursuant to
Section 7.1(e) or Section 7.1(g) thereof; or

            (d) any consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Merger Sub with or from any Governmental Entity in connection with the execution, delivery and performance of the Agreement, the Offer and the consummation of the transactions contemplated by the Agreement (other than any consent or approval required under Operational Contracts) shall not have been made or obtained and such failure would reasonably be expected to have a Company Material Adverse Effect with respect to the Company; or

            (e) the Agreement shall have been terminated by the Company or Parent pursuant to its terms.

            The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub in their sole discretion regardless of the circumstances giving rise to such condition or, except for the Minimum Condition (which may not be waived without the written consent of the Company), may be waived by Parent and Merger Sub in whole or in part at any time and from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

            The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term Agreement shall be deemed to refer to the Agreement to which this Annex A is appended.